Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jim@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Issues Statement on CEO Position

Westport, Conn., November 30, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI”), an owner of leading middle market businesses, announced today that Mr. Alan Offenberg, who has served as interim CEO since February 17, 2011, has been elected by the Company’s Board as CEO, and will remain on the Company’s Board of Directors. Mr. Offenberg is a founding partner of Compass Group Management LLC (“CGM”) and has been with CGM and its predecessor since 1998. Mr. I. Joseph Massoud, who has been on a leave of absence from his duties as Chief Executive Officer and a director of the Company since February 17, 2011, resigned from his position as Chief Executive Officer and a director of the Company.

Mr. Sean Day, CODI’s Chairman of the Board, commented, “During his tenure as CEO, Alan has demonstrated strong leadership, as the Company has continued to successfully execute its strategy. Since February 2011, we have completed three acquisitions and profitably sold two subsidiary businesses. We also completed a $545 million refinancing of the Company’s existing debt at favorable rates. With disciplined investing and a strong balance sheet, CODI remains well positioned to capitalize on favorable growth opportunities to enhance future performance and provide shareholders with attractive distributions.”

Mr. Massoud’s resignation follows an announcement that a settlement has been reached between the U.S. Securities and Exchange Commission (“SEC”) and Mr. Massoud in connection with an investigation of personal trading matters from 2009, unrelated to CODI, its operations, its subsidiaries and securities. Mr. Massoud has neither admitted nor denied the SEC’s claims.

In addition, CGM has informed the Company that Mr. Massoud intends to step down as its managing member. Mr. Elias J. Sabo, a founding partner of CGM, will replace him in that capacity.

Mr. Day concluded, “It is with deep regret that the Board accepts Mr. Massoud’s resignation. We would like to thank Mr. Massoud for his service. He was instrumental in founding CODI in 2006, and gave us five years of strong and successful leadership. We wish him all of the very best in his future endeavors.”

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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